Exhibit 20 Press release issued November 12, 2019

For Immediate Release	November 12, 2019

BOWL AMERICA REPORTS FIRST QUARTER EARNINGS

Bowl America Incorporated today reported its fiscal 2020 first quarter earnings were $.06 per share versus earnings of $.09 per share in the first quarter of fiscal 2019. The Company closed a leased bowling center operating with negative cash flow in July 2019 and costs related to the closing of approximately $104,000 during the quarter heavily impacted first quarter operating expenses. The first quarter, occurring in the summer months, is historically slow and management believes that good weather and rain free weekends allowed customers to enjoy outdoor venues.

Leslie H. Goldberg, President of the Company for over 40 years, died October 14, 2019. He was the son of Bowl America’s founder C. Edward Goldberg and only the second president in the Company’s 60 year history. He will be missed by all.

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American Exchange with the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

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BOWL AMERICA INCORPORATED

Results of Operations

(unaudited)

	Thirteen weeks ended
	September 29, 2019	September 30, 2018
Operating Revenues
Bowling and other	$3,609,673	$3,833,291
Food & merchandise sales	1,514,938	1,608,177
	5,124,611	5,441,468
Operating expenses excluding depreciation and amortization	5,049,518	4,969,586
Depreciation and amortization	235,178	232,130
Interest, dividend & other income	106,457	105,421
Change in value of investments	429,053	238,278
Earnings before tax	375,425	583,451
Net Earnings	$285,325	$440,381

Comprehensive earnings	$285,325	$440,381
Weighted average shares outstanding	5,160,971	5,160,971

Earnings per share	.06	.09

SUMMARY OF FINANCIAL POSITION

(unaudited)

Dollars in Thousands

	09/29/19	09/30/18
ASSETS

Total current assets including cash and investments of $7,733 & $8,138	$8,900	$9,166
Property and other assets	20,855	19,258
TOTAL ASSETS	$29,755	$28,424

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,173	$3,014
Other liabilities	3,280	1,389
Stockholders' equity	23,302	24,021
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,755	$28,424

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